Exhibit 99.3

To the Limited Partners of

CMF Graham Capital Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Patrick T. Egan
President and Director Ceres Managed Futures LLC General Partner, CMF Graham Capital Master Fund L.P.

Ceres Managed Futures LLC 522 Fifth Avenue New York, NY 10036 (855) 672-4468

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of CMF Graham Capital Master Fund L.P.:

We have audited the accompanying statements of financial condition of CMF Graham Capital Master Fund L.P. (the “Partnership”), including the condensed schedules of investments, as of December 31, 2016 and 2015, and the related statements of income and expenses and changes in partners’ capital for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of CMF Graham Capital Master Fund L.P. as of December 31, 2016 and 2015, and the results of its operations and changes in its partners’ capital for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 24, 2017

See accompanying notes to financial statements.

CMF Graham Capital Master Fund L.P.

Statements of Financial Condition

December 31, 2016 and 2015

	December 31, 2016	December 31, 2015
Assets:
Equity in trading account:
Investment in U.S. Treasury bills, at fair value (amortized cost $14,988,213 and $32,248,105 at December 31, 2016 and 2015, respectively)	$14,993,944	$32,244,780
Cash at MS&Co. (Note 3c)	10,018,392	10,749,777
Cash margin (Note 3c)	7,333,537	8,883,047
Net unrealized appreciation on open futures contracts	518,007	622,943
Net unrealized appreciation on open forward contracts	125,242	318,597

Total equity in trading account	32,989,122	52,819,144
Cash at bank (Note 1)	217	-

Total assets	$32,989,339	$52,819,144

Liabilities and Partners’ Capital:
Liabilities:
Accrued expenses:
Professional fees	$23,229	$17,985

Total liabilities	23,229	17,985

Partners’ Capital:
General Partner, 0.0000 Redeemable Units at December 31, 2016 and 2015	-	-
Limited Partners, 16,302.8425 and 23,010.9090 Redeemable Units at December 31, 2016 and 2015, respectively	32,966,110	52,801,159

Total partners’ capital (net asset value)	32,966,110	52,801,159

Total liabilities and partners’ capital	$32,989,339	$52,819,144

Net asset value per Redeemable Unit	$2,022.11	$2,294.61

See accompanying notes to financial statements.

CMF Graham Capital Master Fund L.P.

Condensed Schedule of Investments

December 31, 2016

	Notional ($)/Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	27	$19,521	0.06%
Energy	143	104,934	0.32
Grains	97	(94,816)	(0.29)
Indices	427	79,534	0.24
Interest Rates U.S.	11	3,963	0.01
Interest Rates Non-U.S.	391	154,581	0.47
Metals	1	(755)	(0.00)**
Softs	49	(78,597)	(0.24)

Total futures contracts purchased		188,365	0.57

Futures Contracts Sold
Currencies	4	(1,288)	(0.00)**
Grains	95	58,436	0.18
Indices	36	(17,419)	(0.05)
Interest Rates U.S.	209	66,117	0.20
Interest Rates Non-U.S.	551	32,714	0.10
Metals	52	120,271	0.36
Softs	52	70,811	0.21

Total futures contracts sold		329,642	1.00

Net unrealized appreciation on open futures contracts		$518,007	1.57%

Unrealized Appreciation on Open Forward Contracts
Currencies	$41,860,901	$718,502	2.18%
Metals	56	98,272	0.30

Total unrealized appreciation on open forward contracts		816,774	2.48

Unrealized Depreciation on Open Forward Contracts
Currencies	$27,814,556	(563,463)	(1.71)
Metals	52	(128,069)	(0.39)

Total unrealized depreciation on open forward contracts		(691,532)	(2.10)

Net unrealized appreciation on open forward contracts		$125,242	0.38%

U.S. Government Securities

Face Amount	Maturity Date	Description	Fair Value	% of Partners’ Capital
		U.S. Treasury bills, 0.41%*
$ 15,000,000	2/02/2017	(Amortized cost of $14,988,213)	$14,993,944	45.48%

*	Liquid non-cash held as collateral.
**	Due to rounding.

See accompanying notes to financial statements.

CMF Graham Capital Master Fund L.P.

Condensed Schedule of Investments

December 31, 2015

	Notional ($)/Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	14	$(11,663)	(0.02)%
Grains	40	(25,246)	(0.05)
Indices	254	(192,294)	(0.36)
Interest Rates U.S.	15	(22,000)	(0.04)
Interest Rates Non-U.S.	1,133	(344,481)	(0.65)
Softs	132	33,519	0.06

Total futures contracts purchased		(562,165)	(1.06)

Futures Contracts Sold
Currencies	20	1,580	0.00 **
Energy	245	671,224	1.27
Grains	298	463,373	0.88
Indices	177	(148,393)	(0.28)
Interest Rates U.S.	434	73,367	0.14
Interest Rates Non-U.S.	487	65,434	0.12
Metals	101	76,803	0.15
Softs	13	(18,280)	(0.03)

Total futures contracts sold		1,185,108	2.25

Net unrealized appreciation on open futures contracts		$622,943	1.19%

Unrealized Appreciation on Open Forward Contracts
Currencies	$54,818,844	$569,081	1.08%
Metals	57	156,400	0.30

Total unrealized appreciation on open forward contracts		725,481	1.38

Unrealized Depreciation on Open Forward Contracts
Currencies	$29,321,755	(197,668)	(0.37)
Metals	145	(209,216)	(0.40)

Total unrealized depreciation on open forward contracts		(406,884)	(0.77)

Net unrealized appreciation on open forward contracts		$318,597	0.61%

U.S. Government Securities

Face Amount	Maturity Date	Description	Fair Value	% of Partners’ Capital
$ 32,250,000	3/03/2016	U.S. Treasury bills, 0.015%* (Amortized cost of $32,248,105)	$32,244,780	61.07%

*	Liquid non-cash held as collateral.
**	Due to rounding.

See accompanying notes to financial statements.

CMF Graham Capital Master Fund L.P.

Statements of Income and Expenses

For the Years Ended

December 31, 2016, 2015 and 2014

	2016	2015	2014
Investment Income:
Interest income	$87,791	$2,000	$8,123

Expenses:
Clearing fees (Note 3c)	90,656	110,615	139,667
Professional fees	73,741	86,555	111,421

Total expenses	164,397	197,170	251,088

Net investment loss	(76,606)	(195,170)	(242,965)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	(4,511,740)	6,799,264	14,617,539
Net change in unrealized gains (losses) on open contracts	(293,503)	(3,307,255)	1,583,750

Total trading results	(4,805,243)	3,492,009	16,201,289

Net income (loss)	$(4,881,849)	$3,296,839	$15,958,324

Net income (loss) per Redeemable Unit (Note 7)*	$(270.57)	$129.24	$526.77

Weighted average Redeemable Units outstanding	19,766.5170	22,494.1597	33,457.5780

*	Represents the change in net asset value per Redeemable Unit during the year before distribution of interest income to feeder funds.

See accompanying notes to financial statements.

CMF Graham Capital Master Fund L.P.

Statements of Changes in Partners’ Capital

For the Years Ended

December 31, 2016, 2015 and 2014

Partners’ Capital
Partners’ Capital, December 31, 2013	$56,951,856
Net income (loss)	15,958,324
Subscriptions of 5,670.4405 Redeemable Units	9,775,000
Redemptions of 18,024.9684 Redeemable Units	(34,185,391)
Distribution of interest to feeder funds	(8,123)

Partners’ Capital, December 31, 2014	48,491,666
Net income (loss)	3,296,839
Subscriptions of 5,925.9466 Redeemable Units	13,400,000
Redemptions of 5,306.8489 Redeemable Units	(12,382,241)
Distribution of interest to feeder funds	(5,105)

Partners’ Capital, December 31, 2015	52,801,159
Net income (loss)	(4,881,849)
Subscriptions of 3,031.9609 Redeemable Units	6,830,516
Redemptions of 9,740.0274 Redeemable Units	(21,745,589)
Distribution of interest to feeder funds	(38,127)

Partners’ Capital, December 31, 2016	$32,966,110

Net asset value per Redeemable Unit:

2014:	$2,165.60

2015:	$2,294.61

2016:	$2,022.11

See accompanying notes to financial statements.

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

1.	Organization:

CMF Graham Capital Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of New York on November 8, 2005, to engage in the speculative trading of a diversified portfolio of commodity interests including futures, option, swap and forward contracts. The sectors traded include currencies, energy, grains, indices, U.S. and non-U.S. interest rates, livestock, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The General Partner (defined below) may also determine to invest up to all of the Master’s assets in United States (“U.S.”) Treasury bills and/or money market mutual funds, including money market mutual funds managed by Morgan Stanley or its affiliates. The Master may sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”). The Redeemable Units of the Master are used solely for accounting purposes and do not represent units issued legally.

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. At December 31, 2016, the General Partner was a wholly-owned subsidiary of Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). MSSB Holdings was ultimately owned by Morgan Stanley. Morgan Stanley is a publicly held company whose shares are listed on the New York Stock Exchange. Morgan Stanley is engaged in various financial services and other businesses. All trading decisions for the Master are made by the Advisor (defined below).

On April 1, 2006 (commencement of trading operations), Diversified 2000 Futures Fund L.P. (“Diversified 2000”) and Diversified Multi-Advisor Futures Fund L.P. II (“Diversified II”) each allocated a portion of their capital to the Master. Diversified 2000 purchased 41,952.2380 Redeemable Units with cash equal to $41,952,238. Diversified II purchased 11,192.9908 Redeemable Units with cash equal to $11,192,991. On June 1, 2006, Fairfield Futures Fund L.P. II (“Fairfield II”) allocated substantially all of its capital and Tactical Diversified Futures Fund L.P. (“Tactical Diversified”) allocated a portion of its capital to the Master. Fairfield II purchased 74,569.3761 Redeemable Units with cash equal to $75,688,021. Tactical Diversified purchased 101,486.0491 Redeemable Units with cash equal to $103,008,482. On May 1, 2011, Fairfield Futures Fund L.P. (“Fairfield”) allocated substantially all of its capital to the Master. Fairfield purchased 9,186.1138 Redeemable Units with cash equal to $16,858,722. On June 1, 2013, Morgan Stanley Managed Futures Custom Solutions Fund LP - Series A (“Custom Solutions”) allocated a portion of its capital to the Master. Custom Solutions purchased 646.7604 Redeemable Units with cash equal to $1,000,000. On December 31, 2014, Diversified II, Fairfield and Fairfield II redeemed their entire investment in the Master for cash equal to $2,781,913, $8,177,692 and $8,692,665, respectively. The Master permits commodity pools managed now or in the future by Graham Capital Management, L.P. (the “Advisor”), using the K4D — 15V program, the Advisor’s proprietary, systematic trading program, to invest together in one trading vehicle.

During the periods covered by this report, the Master’s commodity broker was Morgan Stanley & Co. LLC (“MS&Co.”), a registered futures commission merchant. The Master also deposits a portion of its cash in a non-trading account at JPMorgan Chase Bank, N.A.

At December 31, 2016, the Master operated under a structure where its investors consisted of Diversified 2000, Tactical Diversified and Custom Solutions (each a “Feeder”, and collectively, the “Funds”). Diversified 2000, Tactical Diversified and Custom Solutions owned approximately 20.2%, 68.6% and 11.2% of the Master at December 31, 2016, respectively. Diversified 2000, Tactical Diversified and Custom Solutions owned approximately 19.9%, 72.7% and 7.4% of the Master at December 31, 2015, respectively.

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

The Master will be liquidated upon the first to occur of the following: December 31, 2025; or under certain other circumstances as set forth in the limited partnership agreement of the Master (the “Limited Partnership Agreement”).

In July 2015, the General Partner delegated certain administrative functions to SS&C Technologies, Inc., a Delaware corporation, currently doing business as SS&C GlobeOp (the “Administrator”). Pursuant to a master services agreement, the Administrator furnishes certain administrative, accounting, regulatory reporting, tax and other services as agreed from time to time. In addition, the Administrator maintains certain books and records of the Master.

2.	Basis of Presentation and Summary of Significant Accounting Policies:

a.

Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires the General Partner to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.

Master’s Investments. All commodity interests of the Master, including derivative financial instruments and derivative commodity instruments, are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value (as described in Note 5, “Fair Value Measurements”) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated and are determined using the first-in, first-out method. Unrealized gains or losses on open contracts are included as a component of equity in trading account in the Statements of Financial Condition. Net realized gains or losses and net change in unrealized gains or losses are included in the Statements of Income and Expenses.

Master’s Cash. The Master’s cash includes cash denominated in foreign currencies of $1,087,866 (cost of $1,086,600) and $2,721,476 (cost of $2,724,998) as of December 31, 2016 and 2015, respectively.

d.

Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

e.

Income Taxes. Income taxes have not been listed as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses. The General Partner concluded that no provision for income tax is required in the Master’s financial statements. The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2013 through 2016 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

f.

Investment Company Status. Effective January 1, 2014, the Master adopted Accounting Standards Update (“ASU”) 2013-08, “Financial Services—Investment Companies (Topic 946): Amendments to the Scope, Measurement and Disclosure Requirements” and based on the General Partner’s assessment, the Master has been deemed to be an investment company since inception. Accordingly, the Master follows the investment company accounting and reporting guidance of Topic 946 and reflects its investments at fair value with unrealized gains and losses resulting from changes in fair value reflected in the Statements of Income and Expenses.

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

g.

Net Income (Loss) per Redeemable Unit. Net income (loss) per Redeemable Unit is calculated in accordance with Accounting Standards Codification (“ASC”) 946 “Financial Services – Investment Companies.” See Note 7, “Financial Highlights.”

h.

Fair Value of Financial Instruments. The carrying value of the Master’s assets and liabilities presented in the Statements of Financial Condition that qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 825, “Financial Instruments,” approximates the fair value due to the short term nature of such balances.

i.

Recent Accounting Pronouncement. In January 2016, the FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in this update address certain aspects of recognition, measurement, presentation, and disclosure of financial instruments for all entities that hold financial assets or owe financial liabilities. One of the amendments in this update eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet or a description of changes in the methods and significant assumptions. Additionally, the update eliminates the requirement to disclose the fair value of financial instruments measured at amortized cost for entities that are not public business entities. Investment companies are specifically exempted from ASU 2016-01’s equity investment accounting provisions and will continue to follow the industry specific guidance for investment accounting under Topic 946. For public business entities, this update is effective for fiscal years beginning after December 15, 2017, and interim periods therein. For other entities, it is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The General Partner is currently evaluating the impact this guidance will have on the Master’s financial statements and related disclosures.

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

3.	Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master, including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or MS&Co. and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

The Master has entered into a customer agreement with MS&Co. (the “Customer Agreement”) and a foreign exchange brokerage account agreement with MS&Co.

Under the Customer Agreement and the foreign exchange brokerage account agreement, the Master pays MS&Co. trading fees for the clearing and, where applicable, the execution of transactions. Further, all trading, exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively, the “clearing fees”) are borne by the Master and allocated to the Funds. All other fees are borne by the Funds. All of the Master’s assets available for trading in commodity interests are deposited in the Master’s brokerage account at MS&Co. The Master’s cash deposited with MS&Co. is held in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2016 and 2015, the amount of cash held by the Master for margin requirements was $7,333,537 and $8,883,047, respectively. The Customer Agreement may generally be terminated upon notice by either party.

4.	Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement gives the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial reporting purposes, the unrealized gains and losses on open futures and forward contracts in the Statements of Financial Condition, as the criteria under ASC 210-20, “Balance Sheet,” have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the years ended December 31, 2016 and 2015 were 2,796 and 3,304, respectively. The monthly average number of metals forward contracts traded during the years ended December 31, 2016 and 2015 were 288 and 387, respectively. The monthly average notional values of currency forward contracts traded during the years ended December 31, 2016 and 2015 were $150,122,666 and $155,386,307, respectively.

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

The following tables summarize the gross and net amounts recognized relating to assets and liabilities of the Master’s derivatives and their offsetting subject to master netting agreements or similar arrangements as of December 31, 2016 and 2015, respectively.

		Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition
	Gross Amounts Recognized			Gross Amounts Not Offset in the Statements of Financial Condition
December 31, 2016				Financial Instruments	Cash Collateral Received/Pledged*	Net Amount
Assets
Futures	$1,096,059	$(578,052)	$518,007	$-	$-	$518,007
Forwards	816,774	(691,532)	125,242	-	-	125,242

Total assets	$1,912,833	$(1,269,584)	$643,249	$-	$-	$643,249

Liabilities
Futures	$(578,052)	$578,052	$-	$-	$-	$-
Forwards	(691,532)	691,532	-	-	-	-

Total liabilities	$(1,269,584)	$1,269,584	$-	$-	$-	$-

Net fair value						$643,249	*

		Gross Amounts Offset in the Statements of Financial Condition	Amounts Presented in the Statements of Financial Condition
	Gross Amounts Recognized			Gross Amounts Not Offset in the Statements of Financial Condition
December 31, 2015				Financial Instruments	Cash Collateral Received/Pledged*	Net Amount
Assets
Futures	$1,719,456	$(1,096,513)	$622,943	$-	$-	$622,943
Forwards	725,481	(406,884)	318,597	-	-	318,597

Total assets	$2,444,937	$(1,503,397)	$941,540	$-	$-	$941,540

Liabilities
Futures	$(1,096,513)	$1,096,513	$-	$-	$-	$-
Forwards	(406,884)	406,884	-	-	-	-

Total liabilities	$(1,503,397)	$1,503,397	$-	$-	$-	$-

Net fair value						$941,540	*

*

In the event of default by the Master, MS&Co., the Master’s commodity futures broker and the sole counterparty to the Master’s off-exchange-traded contracts, as applicable, has the right to offset the Master’s obligation with the Master’s cash and/or U.S. Treasury bills held by MS&Co., thereby minimizing MS&Co.’s risk of loss. There is no collateral posted by MS&Co. and as such, in the event of default by MS&Co., the Master is exposed to the amount shown in the Statements of Financial Condition. In the case of exchange-traded contracts, the Master’s exposure to counterparty risk may be reduced since the exchange’s clearinghouse interposes its credit between buyer and seller and the clearinghouse’s guarantee fund may be available in the event of a default.

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2016 and 2015, respectively.

December 31, 2016
Assets

Futures Contracts
Currencies	$21,246
Energy	152,163
Grains	65,376
Indices	298,139
Interest Rates U.S.	76,046
Interest Rates Non-U.S.	250,069
Metals	145,061
Softs	87,959

Total unrealized appreciation on open futures contracts	1,096,059

Liabilities

Futures Contracts
Currencies	(3,013)
Energy	(47,229)
Grains	(101,756)
Indices	(236,024)
Interest Rates U.S.	(5,966)
Interest Rates Non-U.S.	(62,774)
Metals	(25,545)
Softs	(95,745)

Total unrealized depreciation on open futures contracts	(578,052)

Net unrealized appreciation on open futures contracts	$518,007 *

Assets
Forward Contracts
Currencies	$718,502
Metals	98,272

Total unrealized appreciation on open forward contracts	816,774

Liabilities
Forward Contracts
Currencies	(563,463)
Metals	(128,069)

Total unrealized depreciation on open forward contracts	(691,532)

Net unrealized appreciation on open forward contracts	$125,242 **

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2015
Assets
Futures Contracts
Currencies	$10,478
Energy	842,414
Grains	465,907
Indices	52,786
Interest Rates U.S.	84,594
Interest Rates Non-U.S.	122,598
Metals	82,753
Softs	57,926

Total unrealized appreciation on open futures contracts	1,719,456

Liabilities
Futures Contracts
Currencies	(20,560)
Energy	(171,193)
Grains	(27,780)
Indices	(393,472)
Interest Rates U.S.	(33,227)
Interest Rates Non-U.S.	(401,645)
Metals	(5,950)
Softs	(42,686)

Total unrealized depreciation on open futures contracts	(1,096,513)

Net unrealized appreciation on open futures contracts	$622,943 *

Assets
Forward Contracts
Currencies	$569,081
Metals	156,400

Total unrealized appreciation on open forward contracts	725,481

Liabilities
Forward Contracts
Currencies	(197,667)
Metals	(209,217)

Total unrealized depreciation on open forward contracts	(406,884)

Net unrealized appreciation on open forward contracts	$318,597 **

*	This amount is in “Net unrealized appreciation on open futures contracts” in the Statements of Financial Condition.
**	This amount is in “Net unrealized appreciation on open forward contracts” in the Statements of Financial Condition.

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

The following table indicates the trading gains and losses, by market sector, on derivative instruments for the years ended December 31, 2016, 2015 and 2014.

Sector	2016		2015	2014
Currencies	$(365,938)		$1,258,991	$6,373,541
Energy	(3,755,674)		1,698,286	5,141,947
Grains	(157,593)		(569,630)	(647,038)
Indices	(447,553)		435,254	(693,743)
Interest Rates U.S.	2,065,064		(940,588)	111,601
Interest Rates Non-U.S.	90,143		476,285	9,716,489
Metals	(1,654,345)		627,291	(2,025,890)
Softs	(579,347)		506,120	(1,775,618)

Total	$(4,805,243	)***	$3,492,009 ***	$16,201,289 ***

***	This amount is in “Total trading results” in the Statements of Income and Expenses.

5.	Fair Value Measurements:

Master’s Fair Value Measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement falls in its entirety shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The fair value of exchange-traded futures, option and forward contracts is determined by the various exchanges, and reflects the settlement price for each contract as of the close of business on the last business day of the reporting period. The fair value of foreign currency forward contracts is extrapolated on a forward basis from the spot prices quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period from various exchanges. The fair value of non-exchange-traded foreign currency option contracts is calculated by applying an industry standard model application for options valuation of foreign currency options, using as input the spot prices, interest rates, and option implied volatilities quoted as of approximately 3:00 P.M. (E.T.) on the last business day of the reporting period. U.S. Treasury bills are valued at the last available bid price received from independent pricing services as of the close of the last business day of the reporting period.

The Master considers prices for exchange-traded commodity futures, forward, swap and option contracts to be based on unadjusted quoted prices in active markets for identical assets and liabilities (Level 1). The values of U.S. Treasury bills, non-exchange-traded forward, swap and certain option contracts for which market quotations are not readily available are priced by broker quotes or pricing services that derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the years ended December 31, 2016 and 2015, the Master did not hold any derivative instruments that were priced at fair value using unobservable inputs through the application of the General Partner’s assumptions and internal valuation pricing models (Level 3). Transfers between levels are recognized at the end of the reporting period. For the years ended December 31, 2016 and 2015, there were no transfers of assets or liabilities between Level 1 and Level 2.

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

December 31, 2016	Total	Level 1	Level 2	Level 3
Assets
Futures	$1,096,059	$1,096,059	$-	$-
Forwards	816,774	98,272	718,502	-
U.S. Treasury bills	14,993,944	-	14,993,944	-

Total assets	$16,906,777	$1,194,331	$15,712,446	$-

Liabilities
Futures	$578,052	$578,052	$-	$-
Forwards	691,532	128,069	563,463	-

Total liabilities	$1,269,584	$706,121	$563,463	$-

December 31, 2015	Total	Level 1	Level 2	Level 3
Assets
Futures	$1,719,456	$1,719,456	$-	$-
Forwards	725,481	156,400	569,081	-
U.S. Treasury bills	32,244,780	-	32,244,780	-

Total assets	$34,689,717	$1,875,856	$32,813,861	$-

Liabilities
Futures	$1,096,513	$1,096,513	$-	$-
Forwards	406,884	209,216	197,668	-

Total liabilities	$1,503,397	$1,305,729	$197,668	$-

6.	Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors who become limited partners on the first day of the month after their subscriptions are processed. Distributions are made on a pro-rata basis at the sole discretion of the General Partner. No distributions have been made to date. The General Partner does not intend to make any distributions of the Master’s profits, except for distribution of interest income to feeder funds, as applicable. Generally, a limited partner withdraws all or part of its capital contribution and undistributed profits, if any, from the Master as of the end of any month (the “Redemption Date”) after a request for redemption has been made to the General Partner at least three days in advance of the Redemption Date. Such withdrawals are classified as a liability when the limited partner elects to redeem and informs the Master. However, a limited partner may request a withdrawal as of the end of any day if such request is received by the General Partner at least three days in advance of the proposed withdrawal day.

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

7.	Financial Highlights:

Financial highlights for the limited partner class as a whole for the years ended December 31, 2016, 2015 and 2014 were as follows:

	2016	2015	2014
Per Redeemable Unit Performance (for a unit outstanding throughout the year): *
Net realized and unrealized gains (losses)	$(266.69)	$138.12	$534.24
Net investment loss	(3.88)	(8.88)	(7.47)

Increase (decrease) for the year	(270.57)	129.24	526.77
Distribution of interest income to feeder fund	(1.93)	(0.23)	(0.25)
Net asset value per Redeemable Unit, beginning of year	2,294.61	2,165.60	1,639.08

Net asset value per Redeemable Unit, end of year	$2,022.11	$2,294.61	$2,165.60

Ratios to Average Limited Partners’ Capital:
Net investment loss **	(0.2)%	(0.4)%	(0.4)%

Operating expenses	0.4%	0.4%	0.4%

Total return	(11.8)%	6.0%	32.1%

*

Net investment loss per Redeemable Unit is calculated by dividing the expenses net of interest income by the average number of Redeemable Units outstanding during the year. The net realized and unrealized gains (losses) per Redeemable Unit is a balancing amount necessary to reconcile the change in net asset value per Redeemable Unit with the other per unit information.

**	Interest income less total expenses.

The above ratios and total return may vary for individual investors based on the timing of capital transactions during the year. Additionally, these ratios are calculated for the limited partner class using the limited partners’ share of income, expenses and average partners’ capital.

8.	Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, or to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange, a swap execution facility or over-the-counter (“OTC”). Exchange-traded instruments include futures and certain standardized forward, option and swap contracts. Certain swap contracts may also be traded on a swap execution facility or OTC. OTC contracts are negotiated between contracting parties and also include certain forward and option contracts. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments, including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract. The General Partner estimates that at any given time approximately 19.3% to 41.9% of the Master’s contracts are traded OTC.

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and net change in unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

Forward Foreign Currency Contracts. Forward foreign currency contracts are those contracts where the Master agrees to receive or deliver a fixed quantity of foreign currency for an agreed-upon price on an agreed-upon future date. Forward foreign currency contracts are valued daily, and the Master’s net equity therein, representing unrealized gain or loss on the contracts as measured by the difference between the forward foreign exchange rates at the dates of entry into the contracts and the forward rates at the reporting date, is included in the Statements of Financial Condition. Net realized gains (losses) and net change in unrealized gains (losses) on foreign currency contracts are recognized in the period in which the contract is closed or the changes occur, respectively, and are included in the Statements of Income and Expenses.

The Master does not isolate that portion of the results of operations arising from the effect of changes in foreign exchange rates on investments from fluctuations from changes in market prices of investments held. Such fluctuations are included in total trading results in the Statements of Income and Expenses.

London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Variation margin may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and net change in unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

CMF Graham Capital Master Fund L.P.

Notes to Financial Statements

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and is not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk, as MS&Co. or an MS&Co. affiliate is the sole counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that, through MS&Co. or an MS&Co. affiliate, the Master’s counterparty is an exchange or clearing organization.

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk- adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forward and option contracts by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.

9.	Subsequent Events:

As of January 1, 2017, the General Partner became a wholly-owned subsidiary of Morgan Stanley Domestic Holdings, Inc. (“MSD Holdings”). Prior to January 1, 2017, the General Partner was a wholly-owned subsidiary of MSSB Holdings. MSD Holdings is ultimately owned by Morgan Stanley.

Effective February 27, 2017, Custom Solutions changed its name from Morgan Stanley Managed Futures Custom Solutions Fund LP - Series A to Managed Futures Custom Solutions Fund LP - Series A.

The General Partner has evaluated the subsequent events through the date the financial statements are issued and has determined that there were no additional subsequent events requiring adjustment to or disclosure in the financial statements.